Exhibit 99.2

 6    Q4 FY22Letter to ShareholdersMay 3, 2022

 2  Q4 FY22 Letter to Shareholders  May 3, 2022 Dear Shareholders,Cirrus Logic delivered record fourth quarter and full fiscal year revenue and EPS in FY22. Revenue of $1.78 billion was up 30 percent year-over-year driven by high-performance mixed-signal dollar content gains in smartphones. GAAP and non-GAAP operating profit for the full fiscal year were 20.6 percent and 26.5 percent, respectively. FY22 GAAP and non-GAAP EPS were $5.52 and $6.90, respectively. Q4 FY22 revenue was $490.0 million and GAAP and non-GAAP earnings per share were $1.64 and $2.01, respectively. Revenue for the quarter was substantially above the high end of guidance as component shipments into smartphones exceeded expectations. In FY22, we made significant progress driving product diversification through our high-performance mixed-signal business, as we shipped our first-generation power conversion and control IC, broadened our power footprint with the addition of fast-charging solutions, and increased the attach rate of our camera controllers. In audio, we maintained our leadership position in smartphones while also expanding our presence in laptops. Moving forward, we expect to continue to leverage our expertise in mixed-signal design and advanced low-power signal processing to execute on our product roadmap and strategic vision to capitalize on growth opportunities in new applications and markets. Overall, our product diversification progress resulted in 67 percent of revenue being derived from audio and 33 percent of revenue from high-performance mixed-signal products for FY22.Before we discuss the results in further detail, we would like to welcome two new executives to the Cirrus Logic leadership team. In March, Denise Grodé joined Cirrus Logic as chief human resources officer. Denise brings a proven track record of aligning human resources strategy with business objectives, and she is well-positioned to help us hire, develop, and manage the global talent we need to exceed our customer expectations and maximize our organizational effectiveness. We also recently welcomed Venk Nathamuni as our chief financial officer. With a deep knowledge of the semiconductor industry, Venk brings considerable experience in corporate finance and strategy, business development, M&A, and investor relations, and we believe he will be a great asset to Cirrus Logic as we continue to drive our business forward. We would also like to take this opportunity to thank Thurman Case for his outstanding dedication and commitment to Cirrus Logic over the past 21 years. We greatly appreciate his many contributions to our company’s growth while also building a world-class finance organization during his tenure as CFO. We wish him all the best for the future.

Figure A: Cirrus Logic Q4 FY22 and FY22 Results

Q4 FY22	GAAP	Adj.	Non-GAAP*
Revenue	$490.0		$490.0
Gross Profit	$258.7	$0.3	$259.0
Gross Margin	52.8%		52.9%
Operating Expense*	$150.9	($27.8)	$123.1
Operating Income	$107.9	$28.0	$135.9
Operating Profit	22.0%		27.7%
Interest Expense	($0.1)		($0.1)
Other Income	$0.2		$0.2
Income Tax Expense	$11.5	$6.8	$18.3
Net Income	$96.4	$21.3	$117.7
Diluted EPS	$1.64	$0.37	$2.01

FY22	GAAP	Adj.	Non-GAAP*
Revenue	**$1,781.5**		**$1,781.5**
Gross Profit	**$923.6**	**$4.5**	**$928.1**
Gross Margin	**51.8%**		**52.1%**
Operating Expense*	$557.3	($101.1)	$456.2
Operating Income	**$366.3**	**$105.6**	**$471.9**
Operating Profit	**20.6%**		**26.5%**
Interest Income	$0.6		$0.6
Other Income	$1.7		$1.7
Income Tax Expense	$42.3	$23.7	$66.0
Net Income	**$326.4**	**$81.8**	**$408.2**
Diluted EPS	**$5.52**	**$1.38**	**$6.90**

*Complete GAAP to Non-GAAP reconciliations available on page 15
Numbers may not sum due to rounding
$ millions, except EPS

Revenue and Gross Margins

Cirrus Logic reported revenue for FY22 of $1.78 billion, up 30 percent year over year. Growth was driven by high-performance mixed-signal content gains in smartphones and, to a lesser extent, sales of fast-charging ICs in smartphones as well as audio products in laptops. In FY22, revenue from the acquisition of Lion Semiconductor contributed $44.5 million, below our original expectations, due to weakness in the China smartphone market. Revenue for the March quarter was $490.0 million, down 11 percent sequentially but up 67 percent year over year. The decline in revenue on a sequential basis reflects a reduction in smartphone unit volumes and a shift in product mix to smartphones with less high-performance mixed-signal content. This was partially offset by higher ASPs. Growth in year-over-year sales was driven by an increase in smartphone units, high-performance mixed-signal content gains, higher ASPs and, to a lesser extent, higher sales of fast-charging ICs in smartphones as well as audio products in laptops. For both the full fiscal year and Q4 FY22, revenue derived from our audio and high-performance mixed-signal product lines represented 67 percent and 33 percent of total revenue, respectively. In FY22, high-performance mixed-signal revenue increased 124 percent year over year.

One customer contributed approximately 79 percent of total revenue in both FY22 and Q4 FY22. Our relationship with our largest customer remains outstanding, with continued strong design

Q4 FY22 Letter to Shareholders 3

 4    activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.   Figure B: Cirrus Logic Revenue (M) Q1 FY21 to Q1 FY23   *Midpoint of guidance as of May 3, 2022  Q4 FY22 Letter to Shareholders  In the June quarter, we expect revenue to range from $350 million to $390 million, down 24 percent sequentially but up 33 percent year over year at the midpoint. The forecasted sequential decline is largely due to an anticipated reduction in smartphone unit volumes. On a year-over-year basis, our expected revenue growth is primarily driven by anticipated increases in demand for certain components shipping in smartphones, and to a lesser extent, higher ASPs compared to the prior year.

Figure C: High-Performance Mixed-Signal Revenue Contribution FY19 – FY22


FY19
12%
88%
FY22
33%
67%
Future
50%
50%
HPMS Audio

High-performance mixed-signal solutions include camera controllers, haptics and sensing, fast-charging and power conversion and control ICs

FY22 GAAP gross margin was 51.8 percent, roughly flat year over year compared to 51.7 percent in FY21. Non-GAAP gross margin for the full fiscal year was 52.1 percent, an increase of 40 basis points compared to 51.7 percent in the prior year. GAAP gross margin in the March quarter was 52.8 percent, compared to 52.8 percent in Q3 FY22 and 50.5 percent in Q4 FY21. Non-GAAP gross margin in the March quarter was 52.9 percent, compared to 52.8 percent in Q3 FY22 and 50.5 percent in Q4 FY21. On a sequential basis, gross margin was flat as higher supply chain costs offset the favorable impact of higher ASPs. The year-over-year change in gross margin reflects higher ASPs, which were partially offset by supply chain cost increases. Going forward, we expect gross margins to normalize around our long-term model of 50 percent as we ship inventory built at higher costs compared to Q4 FY22. As a result, in the June quarter, we expect gross margin to range from 49 percent to 51 percent.

Operating Profit, Earnings and Cash

For FY22, Cirrus Logic delivered GAAP operating profit of 20.6 percent, up 330 basis points compared to 17.3 percent in the prior year. Non-GAAP operating profit was 26.5 percent, an increase of 410 basis points compared to 22.4 percent in FY21. GAAP and non-GAAP operating expense for the full fiscal year was $557.3 million and $456.2 million, respectively. The year-over-year increase was primarily due to higher employee-related costs, amortization of acquired intangibles, variable compensation, and stock-based compensation. GAAP operating expense included $65.4 million in stock-based compensation, $27.0 million in amortization of acquired intangibles and $8.7 million in acquisition-related costs. GAAP and non-GAAP operating expense in FY21 was $470.1 million and $401.9 million, respectively. GAAP operating expense in FY21 included $55.9 million in stock-based compensation and $12.0 million in amortization of acquired intangibles.

Q4 FY22 Letter to Shareholders
5

6                    Operating profit for Q4 FY22 was approximately 22.0 percent on a GAAP basis and 27.7 percent on a non-GAAP basis. GAAP operating expense was $150.9 million, up $5.5 million sequentially and $27.4 million year over year. The sequential increase was primarily due to higher employee and facilities-related expenses and, to a lesser extent, an increase in product development costs. On a year-over-year basis, the increase was also largely driven by higher employee-related expenses and, to a lesser extent, amortization of acquisition intangibles and variable compensation. GAAP operating expense included $16.8 million in stock-based compensation, $7.9 million in amortization of acquisition intangibles, and $3.2 million in acquisition-related costs. Non-GAAP operating expense was $123.1 million, up $7.5 million sequentially and $17.1 million year over year. GAAP R&D and SG&A expenses for Q1 FY23 are expected to range from $147 million to $153 million, including approximately $19 million in stock-based compensation, $8 million in amortization of acquired intangibles and $3 million in acquisition-related costs. Looking ahead, we see significant opportunities to continue our technology and product diversification across existing and new markets. We expect to make appropriate investments in R&D to address these important strategic opportunities while also exercising overall operational discipline. The company’s total headcount exiting Q4 was 1,591.   Figure E: GAAP R&D and SG&A Expenses (M)/Headcount Q1 FY21 to Q1 FY23   *Reflects midpoint of combined R&D and SG&A guidance as of May 3, 2022  Q4 FY22 Letter to Shareholders  FY22 GAAP earnings per share was $5.52, compared to $3.62 the prior year. Non-GAAP earnings per share for the full fiscal year was $6.90, versus $4.58 in FY21. GAAP earnings per share for the

 7  March quarter was $1.64, compared to $2.16 the prior quarter and $0.42 in Q4 FY21. Non-GAAP earnings per share for the March quarter was $2.01, versus $2.54 in Q3 FY22 and $0.66 in Q4 FY21.Our ending cash and cash equivalents balance in the March quarter was $444.2 million, up from $271.0 million the prior quarter. In FY22, we used $167.5 million to repurchase approximately 2.1 million shares at an average price of $81.18. This compares to $110 million spent to repurchase approximately 1.5 million shares at an average price of $75.72 in FY21. In Q4, we utilized $75.0 million to repurchase 891,571 shares at an average price of $84.12. As of March 26, 2022, the company has $192.5 million remaining in its current share repurchase authorization. Cash from operations was $124.8 million for the full fiscal year and $258.2 million for the quarter. We expect to continue strong cash flow generation in FY23 and will evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases. Taxes and Inventory GAAP tax expense for FY22 was $42.3 million on GAAP pre-tax income of $368.7 million, resulting in an effective tax rate of 11.5 percent. Non-GAAP tax expense for the full fiscal year was $66.0 million on non-GAAP pre-tax income of $474.2 million, resulting in a non-GAAP effective tax rate of 13.9 percent for the year. For the March quarter, we realized GAAP tax expense of $11.5 million on GAAP pre-tax income of $107.9 million, resulting in an effective tax rate of 10.7 percent. Non-GAAP tax expense for the quarter was $18.3 million on non-GAAP pre-tax income of $136.0 million, resulting in a non-GAAP effective tax rate of 13.5 percent. Non-GAAP tax expense for the March quarter and the full fiscal year 2022 includes the effect of higher non-GAAP income in various jurisdictions. Due primarily to a provision of the Tax Cuts and Jobs Act of 2017 effective for U.S. taxpayers this year that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year, we expect the range for our FY23 non-GAAP effective tax rate to increase significantly to approximately 23 percent to 25 percent. Looking beyond FY23, we anticipate that under this rule our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years, absent any other future changes that would impact our effective tax rate. We will continue to monitor legislative activity in this area that may result in the elimination or deferral of this tax rule before the end of FY23. Without the impact of this rule, we estimate that our FY23 non-GAAP effective tax rate would be in our more typical mid-teens range. Q4 inventory was $138.4 million, down from $148.5 million in Q3 FY22. In Q1 FY23, we expect inventory to increase from the prior quarter.   Q4 FY22 Letter to Shareholders

 8  Company Strategy In FY22, we delivered strong year-over-year revenue growth and executed on strategic initiatives that we believe position us well for success in the coming years. We maintained our leadership position in audio and drove significant growth in high-performance mixed-signal products. FY22 highlights include:Shipping our first-generation power conversion and control IC;Increasing the attach rate of our camera controllers; Expanding our penetration in laptops; and Broadening our power footprint with the acquisition of Lion Semiconductor.Product development activity was robust, and we taped out a number of new components that we believe will drive additional diversification of our portfolio and expand our addressable market. We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, broadening sales of audio components in key profitable applications beyond smartphones; and third, applying our mixed-signal engineering expertise to develop solutions in new, adjacent high-performance mixed-signal applications.In audio, design momentum has been encouraging across amplifiers and smart codecs. Our relationships and active engagements with key Android OEMs remain strong. In the next year, we expect new devices to come to market with our latest-generation components such as our high-voltage boosted amplifier, which features enhanced dynamics and battery-management technology enabling louder sound while preventing speaker damage and brownouts. We also continued to gain traction with our audio products outside smartphones. Following our initial amplifier shipments for laptops during the December quarter, we continued to build on this momentum in the March quarter by taping out our first amplifier optimized specifically for laptops. The architecture of this new amplifier will enable customers to improve audio and system performance, simplify integration, optimize the bill of materials, and leverage common designs across different product platforms in their portfolio. Additionally, the transition towards SoundWireâ in the laptop market is expected to drive demand for our latest smart codecs and amplifiers over the next few years, increasing our total content opportunity. Cirrus Logic is well-positioned to capitalize on the strong demand in this growing market given our extensive experience delivering high-performance audio experiences for consumers in devices with space-constrained industrial designs. In addition to laptops, we are engaging with customers seeking louder, higher-quality sound in tablets, wearables, gaming devices, and AR/VR headsets and anticipate a number of new devices utilizing our components to be introduced to the market over the next 12 months.  Q4 FY22 Letter to Shareholders

 9  Beyond audio, Cirrus Logic is leveraging our deep expertise and proven track record in mixed-signal design and advanced low-power signal processing to continue expanding into new applications. Over the years, this expertise was primarily applied to audio solutions but more recently has naturally evolved to also service adjacent, high-performance mixed-signal applications that value similar performance, power efficiency, latency, and precision as audio products. With over 10 years of experience driving audio amplifiers without impacting the battery and downstream system performance, we developed expertise in on-chip adaptive power converter circuits and have built a broad portfolio of fundamental power and battery-related IP to augment our core audio mixed-signal processing technology. Our advanced products require precise data conversion and signal processing functionality to monitor system performance features such as temperature and speaker excursion while also measuring and sensing a variety of system parameters. This, in turn, can enable mission-critical features in high-current, high peak-power applications that now extend well beyond audio-specific circuits. Another competitive advantage is our use of advanced wafer process technology, including specialized 55-nanometer and 22-nanometer processes optimized for low power applications, in the design of our power and battery components. This technology enables the company to embed more digital, programmable control logic versus an analog-centric architecture. When combined with our high-precision, low-latency signal processing engines on a single chip, we are able to create compelling and competitive solutions compared to our traditional analog peers serving these markets.In FY22, the company made significant progress driving both product diversification and meaningful revenue growth in our high-performance mixed-signal business. Revenue derived from our high-performance mixed-signal solutions increased from 19 percent of total revenue in FY21 to 33 percent in FY22, and we anticipate that it can expand to at least half our revenue in the future. We successfully introduced our first power conversion and control IC, which not only targeted a new technology area beyond our traditional audio domain but also brought innovative system-level capabilities to smartphones. We have a strong roadmap that leverages our low-power embedded processing capabilities to enable complex algorithms while also making meaningful advancements in the integrated data conversion, measurement, and monitoring capabilities wrapped around the processor. Over time, this product family can enable further system integration for battery management and ultimately enable sustained improvements to battery health and system performance. While we continue to expand organically in power, we also benefited from the addition of fast-charging solutions through the acquisition of Lion Semiconductor. These fast-charging ICs are based on switched-capacitor architectures that reside close to the battery and provide higher efficiency and better heat dissipation than competitors’ solutions. While we saw headwinds in this part of our business during FY22 owing to the slowdown of the China smartphone market, we remain excited about the long-term opportunity these technologies represent in our growing product and market diversification.  Q4 FY22 Letter to Shareholders

 10  Since launching our camera controller product in the fall of 2020, we have shipped more than 600 million units. These high-precision, low-latency components have an integrated processor that can quickly drive the camera elements such as automatic focus and optical image stabilization mechanisms, resulting in significantly enhanced image capture results. We recently started initial shipments of our latest camera controller ahead of new product launches in the second half of this calendar year. Furthermore, development efforts in this category have also been robust with the recent tape out of a next-generation device that brings further feature and performance enhancements to both the data converter and processing capability on-device. In haptics, our latest generation haptic driver is shipping in volume in a recently introduced flagship Android smartphone and we expect additional devices using our haptic components to come to market in the next year. Looking forward, we are developing intellectual property and underlying advanced technologies that not only push the boundaries of performance, power, latency, and size but are also important for the execution of our long-term strategic roadmap. With our growing investments around power and charging and active evaluation of new markets where we can leverage our expertise in data conversion and signal processing, we are optimistic about our ability to create greater shareholder value through product diversification and long-term growth.   Q4 FY22 Letter to Shareholders  Summary and GuidanceFor the June quarter we expect the following results:Revenue to range between $350 million and $390 million; GAAP gross margin to be between 49 percent and 51 percent; and Combined GAAP R&D and SG&A expenses to range between $147 million and $153 million, including approximately $19 million in stock-based compensation expense, $8 million in amortization of acquired intangibles and $3 million in acquisition-related costs. In summary, we are very pleased with our FY22 results as we delivered 30 percent year-over-year revenue growth and meaningfully expanded operating profit while also executing on several of our key strategic initiatives. With the introduction of our first-generation power conversion and control IC and expansion into the fast-charging market, we made excellent progress diversifying our product portfolio with more high-performance mixed-signal solutions. Going forward, we are focused on building on our strong intellectual property portfolio and extensive mixed-signal expertise as we continue to drive growth across existing and new application areas in the coming years.

 11  Sincerely,  Conference Call Q&A SessionCirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who have questions that they would like addressed are requested to email investor@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 8385942).   Q4 FY22 Letter to Shareholders  Use of Non-GAAP Financial InformationTo supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, and free cash flow. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

 12          Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to drive long-term growth; our ability to leverage our expertise in mixed-signal design and advanced low-power signal processing to execute on our product roadmap and strategic vision; our ability to capitalize on growth opportunities in new applications and markets; our expectation that gross margins will normalize around our long-term model; our ability to diversify technologies and products across existing as well as new markets; our ability to make the appropriate investment in R&D to address important strategic opportunities while also exercising overall operational discipline; our ability to continue strong cash flow generation in FY23; our effective tax rate for the full fiscal year 2023; our expectation that our effective tax rate will decrease sequentially as additional years of R&D expenses are amortized for tax purposes and may return to a normalized range in approximately five years; our ability to maintain our leadership position in smartphone audio; our ability to broaden sales of audio components in key profitable applications beyond smartphones; our ability to apply our mixed-signal engineering expertise to develop solutions in new, adjacent high-performance mixed-signal applications; our ability to expand our addressable market; our expectation that new devices utilizing our components will come to market over the next 12 months; our expectation that SoundWire® will continue to drive demand and increase our total content opportunity over the next few years; our ability to expand high-performance mixed-signal to at least half our revenue in the future; our ability to enable further system integration with our power conversion and control IC to improve battery health and system performance; our ability to develop intellectual property and underlying advanced technologies; our ability to create greater shareholder value; and our forecasts for the first quarter of fiscal year 2023 revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2023, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; recent   Q4 FY22 Letter to Shareholders

 13  increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; our ability to attract, hire and retain qualified personnel; and the risk factors listed in our Form 10-K for the year ended March 27, 2021 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue or increased supply chain costs and constraints that would adversely affect our operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 27, 2021, and in our other filings with the Securities and Exchange Commission.Although we have not experienced a significant reduction in our overall productivity during fiscal year 2022, we have experienced, and expect to continue to experience, disruptions to our business operations, including those resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations or those of our suppliers, or additional supply chain costs or constraints, would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, potentially leading to a global economic downturn, inflation or a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results. Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.   Q4 FY22 Letter to Shareholders

 14  Q4 FY22 Letter to Shareholders  Summary of Financial Data Below:

 15  Q4 FY22 Letter to Shareholders

 16  Q4 FY22 Letter to Shareholders

 17  Q4 FY22 Letter to Shareholders